Exhibit 99.1

PRESS RELEASE

Naugatuck Valley Financial Corporation Announces Their Third Quarter Results

Naugatuck, CT, November 10, 2014. Naugatuck Valley Financial Corporation (the “Company”) (NASDAQ Global Market: “NVSL”), the parent company of Naugatuck Valley Savings and Loan (the “Bank”), announced today the Company earned $1.06 million, or $0.16 per diluted share, for the quarter ended September 30, 2014 compared to a net loss of $1.03 million, or ($0.16) per diluted share, for the quarter ended September 30, 2013.

For the nine months ended September 30, 2014, the Company earned net income of $341 thousand compared to a net loss of $6.4 million for the same period in 2013. Earnings (loss) per diluted share for the nine months ended September 30, 2014 was $0.05 compared to ($0.97) for the same period in 2013.

Financial Highlights

The Company’s operating results for the third quarter of 2014, when compared to the same period of 2013, were influenced by the following:

•	Asset quality improvements resulted in a $50 thousand credit provision in 3Q 2014 compared to the 3Q 2013 provision for loan losses of $300 thousand.

•	Noninterest income increased by $1.36 million, or 192%, primarily on $1.03 million gains on sale of investment securities and $255 thousand gain on sale of mortgage servicing rights.
•	Net interest income increased $256 thousand, or 7%, primarily due to a $216 thousand increase in interest income on earning assets resulting from deployment of overnight funds and borrowed funds into higher yielding investment securities in early 2014.

“We are pleased with the quarterly results and are constantly working to improve the Bank’s performance and better serve our customers”, said William C. Calderara, President and Chief Executive Officer. “We are focused on maximizing revenue opportunities and controlling expenses while we improve our products and services. This quarter we launched a new suite of consumer checking products and revamped our website with a new look and additional functionality. One of the important enhancements for us was to build the website using a responsive design to heighten our customers’ online experience whether they access the website via phone, tablet or computer.”

Credit Quality

The improvement in the Bank’s asset quality resulting from diligent workout efforts over the past eighteen months, including the June and July 2014 loan sales, is represented in the following key ratios:

	At September 30,	At December 31,
	2014	2013
Nonperforming loans to total loans	1.48%	3.61%
Nonperforming assets to total assets	1.20%	3.13%
Adversely classified loans to total loans	1.91%	4.40%

Nonperforming loans decreased $8.0 million, or 60%, to $5.4 million, or 1.48% of loans, at September 30, 2014 from $13.4 million, or 3.61% of loans, at December 31, 2013. Nonperforming assets of $5.8 million at September 30, 2014 decreased $9.4 million from $15.2 million, or 3.13% of total assets, at December 31, 2013. Adversely classified loans (i.e. loans classified substandard or doubtful) of $7.0 million decreased $9.3 million, or 57%, from $16.3 million, or 4.40% of total loans, at December 31, 2013. The improvements in these asset quality metrics were primarily attributable to $4.7 million in nonaccrual loans and $10.2 million in adversely classified loans sold during the second quarter of 2014 and $1.7 million in sales of foreclosed properties during the nine months ended September 30, 2014.

The (credit) provision for loan losses for the three months ended September 30, 2014 was ($50) thousand compared to $300 thousand for the same quarter in 2013. As stated above, the decrease in the provision was the result of significant improvements in the inherent credit risk exposure in the Bank’s loan portfolio brought about by loan sales and diligent workout efforts over the past eighteen months. In comparing relative loss experience, the Bank’s net charge-offs for nine month period ended September 30, 2014 decreased to $2.1 million compared to $7.8 million for the nine month period ended September 30, 2013. Of the $2.1 million in net charge-offs during the first nine months of 2014, $1.86 million were attributable to the June and July 2014 loan sales.

At September 30, 2014, the Bank’s allowance for loan losses represented 1.91% of loans as compared to 2.67% of loans at December 31, 2013.

Net Interest Income

Net interest income for the quarter ended September 30, 2014 increased $256 thousand, or 7%, to $4.1 million compared to the same period in 2013. The Company’s average balance of earning assets for the quarter ended September 30, 2014 increased by $7.4 million, or 2%, compared with the prior year comparable quarter, while the net interest margin increased to 3.41% for the quarter ended September 30, 2014 compared with 3.25% for the same quarter in 2013. This increase in interest earning assets was primarily attributable to a $53.4 million increase in average balance of investment securities which more than offset the $27.4 million decrease in average loan balances and the $18.7 million decrease in the average balance of overnight funds. The improvement in net interest margin was the result of the combination of the 12 basis point increase in the average yield on interest earning assets and a 4 basis point decrease in the Company’s cost of funds.

Noninterest Income

Noninterest income for the quarter ended September 30, 2014 was $2.07 million compared to $710 thousand for the same quarter in 2013. As mentioned above, this increase of $1.36 million was primarily attributable to $1.03 million gains on sale of investment securities and a $255 thousand gain on sale of mortgage servicing rights.

Noninterest Expense

Noninterest expense was $5.18 million for the quarter ended September 30, 2014 compared to $5.30 million for the quarter ended September 30, 2013, a decrease of $121 thousand, or 2%. The year-over-year decrease was primarily attributable to the decrease in compensation, taxes and benefits of $167 thousand and the decrease in FDIC deposit insurance premiums of $139 thousand. Partially offsetting these decreases, there were increases in occupancy expenses of $102 thousand and professional fees of $108 thousand for the third quarter of 2014 compared to the same period in 2013.

Selected Balance Sheet Data

Total assets at September 30, 2014 of $489.1 million increased from $486.8 million at December 31, 2013, an increase of $2.3 million, or less than 1%. While loans receivable, net of the allowance for loan losses, decreased $3.3 million during this period, investment securities available for sale increased $29.2 million, or 59%, during the nine months ended September 30, 2014 as management grew the investment portfolio to increase the Bank’s net interest income.

Total liabilities at September 30, 2014 of $429.7 million increased $1.2 million, or less than 1%, from $428.5 million at December 31, 2013 primarily due to the $21.3 million increase in FHLB advances utilized to fund the increase in the Bank’s investment portfolio. During this nine month period, deposits decreased $13.9 million, or 4%, as interest bearing deposits, primarily certificates of deposit, decreased by $13.8 million, or 4%.

Total stockholders’ equity was $59.4 million at September 30, 2014 compared to $58.2 million at December 31, 2013. The increase in stockholders’ equity was due to net income of $341 thousand for the nine month period ended September 30, 2014 and an increase in accumulated other comprehensive income of $839 thousand attributable to an increase in unrealized gain on available-for-sale investment securities during this period.

About Naugatuck Valley Savings and Loan

Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with eight other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

Forward- Looking Statements

Certain statements in this press release that are not historical facts may constitute “forward-looking statements” within the meaning of the federal securities laws. These statements are based on the Company’s current expectations regarding its business strategies, intended results and future performance. Forward-looking statements are preceded by terms such as “expects”, “believes”, “anticipates”, “intends” and similar expressions.

Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could affect actual results include interest rate trends, the general economic climate in the market area in which the Company operates, as well as nationwide, the Company’s ability to control costs and expenses, competitive products and pricing, loan delinquency rates and changes in federal and state legislation and regulation. Additional factors, risks and uncertainties that may affect our results are discussed in the Company’s Annual Report on Form 10-K and updated by the Company’s Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. These factors, risks and uncertainties should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date on which they are made. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contact: Naugatuck Valley Financial Corporation

William Calderara or James Hastings

1-203-720-5000

SELECTED FINANCIAL CONDITION DATA (Unaudited)

	September 30,	December 31,
	2014	2013
	(In thousands)
ASSETS
Cash and due from depository institutions	$9,238	$26,330
Investment in federal funds	49	44
Cash and cash equivalents	9,287	26,374
Investment securities available-for-sale, at fair value	78,963	49,771
Investment securities held-to-maturity, at amortized cost	14,364	18,149
Loans held for sale	835	1,079
Loans receivable, net	357,249	360,568
Accrued income receivable	1,598	1,494
Foreclosed real estate	458	1,846
Premises and equipment, net	9,270	9,364
Bank owned life insurance	10,327	10,132
Federal Home Loan Bank of Boston stock, at cost	4,548	5,444
Other assets	2,226	2,560
Total assets	$489,125	$486,781
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$376,911	$390,847
FHLB advances	46,556	25,293
Other borrowed funds	-	4,173
Mortgagors' escrow accounts	2,379	4,392
Other liabilities	3,846	3,842
Total liabilities	429,692	428,547
Commitments and contingencies
Stockholders' equity
Preferred stock, $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.01 par value; 25,000,000 shares authorized; 7,002,366 shares issued; 7,002,208 shares outstanding at September 30, 2014 and December 31, 2013, respectively	70	70
Paid-in capital	58,776	58,757
Retained earnings	2,663	2,322
Unearned employee stock ownership plan ("ESOP") shares (326,751shares at September 30, 2014 and December 31, 2013)	(2,824)	(2,824)
Treasury Stock, at cost (158 shares at September 30, 2014 and December 31, 2013)	(1)	(1)
Accumulated other comprehensive income (loss)	749	(90)
Total stockholders' equity	59,433	58,234
Total liabilities and stockholders' equity	$489,125	$486,781

OPERATIONS DATA (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except share data)	2014	2013	2014	2013

Interest and fees on loans	$4,141	$4,416	$12,552	$14,488
Interest and dividends on investments and deposits	758	267	2,276	879
Total interest income	4,899	4,683	14,828	15,367
Interest expense
Interest on deposits	597	652	1,799	2,190
Interest on borrowed funds	188	173	530	716
Total interest expense	785	825	2,329	2,906

Net interest income	4,114	3,858	12,499	12,461

(Credit) provision for loan losses	(50)	300	(789)	4,150

Net interest income after provision/credit for loan losses	4,164	3,558	13,288	8,311

Noninterest income
Service charge income	186	195	535	555
Fees for other services	186	139	419	429
Mortgage banking income	486	212	762	1,107
Income from bank owned life insurance	66	71	195	211
Net gain on sale of investments	1,034	-	1,227	(4)
Income from investment advisory services, net	79	68	246	207
Other income	33	25	96	76
Total noninterest income	2,070	710	3,480	2,581

Noninterest expense
Compensation, taxes and benefits	2,879	3,046	8,868	8,620
Occupancy	568	466	1,692	1,413
Professional fees	420	312	1,263	1,608
FDIC insurance premiums	88	227	619	682
Insurance	175	149	436	430
Computer processing	343	335	1,039	966
Expenses on foreclosed real estate, net	63	96	441	655
Writedowns on foreclosed real estate	-	-	38	60
Directors compensation	54	64	226	275
Advertising	101	115	314	310
Supplies	68	61	197	170
Expenses and losses related to sale of loans	51	11	247	776
Other expenses	368	417	1,047	1,348
Total noninterest expense	5,178	5,299	16,427	17,313

Income (loss) before provision (benefit) for income taxes	1,056	(1,031)	341	(6,421)

Provision (benefit) for income taxes	-	-	-	-

Net income (loss)	$1,056	$(1,031)	$341	$(6,421)
Earnings (loss) per common share - basic and diluted (1)	$0.16	$(0.16)	$0.05	$(0.97)
(1) Based on the following weighted average number of shares:
Basic	6,675,457	6,643,093	6,675,457	6,643,093
Diluted	6,680,475	6,643,093	6,677,441	6,643,093

SELECTED FINANCIAL RATIOS (Unaudited)

	For the Three Months			For the Nine Months
SELECTED PERFORMANCE RATIOS: (1)	Ended September 30,			Ended September 30,
	2014	2013		2014	2013
	(Unaudited)

Return on average assets	0.21%	N/M	%	0.07%	N/M	%
Return on average equity	1.77	N/M		0.57	N/M
Interest rate spread	3.35	3.19		3.42	3.30
Net interest margin	3.41	3.25		3.48	3.38

ASSET QUALITY RATIOS:	At September 30,	At June 30,	At March 31,	At December 31,
	2014	2014	2014	2013
	(Unaudited)
	(Dollars in thousands)

Allowance for loan losses	$6,971	$7,297	$9,865	$9,891
Allowance for loan losses as a percent of total loans	1.91%	1.97%	2.67%	2.67%
Allowance for loan losses as a percent of nonperforming loans	129.31%	131.52%	93.15%	73.91%
Nonperforming loans (3)	$5,391	$5,548	$10,590	$13,383
Nonperforming loans as a percent of total loans	1.48%	1.50%	2.86%	3.61%
Nonperforming assets (2)	$5,849	$6,084	$11,704	$15,229
Nonperforming assets as a percent of total assets	1.20%	1.19%	2.31%	3.13%

(1) All applicable ratios reflect annualized figures.

(2) Nonperforming assets consist of nonperforming loans and foreclosed real estate.

(3) Excludes loans held for sale at June 30, 2014 which were subsequently sold in July 2014

N/M - Not meaningful